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ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                      EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

YEARS ENDED DECEMBER 31                            2000          1999          1998
                                            ---------------------------------------
BASIC EARNINGS PER SHARE:

Net Income ..............................   $11,199,000   $ 1,799,000   $   831,000
                                            ===========   ===========   ===========

Weighted Average Shares Outstanding (1)..     3,828,978     3,921,138     3,937,021
                                            ===========   ===========   ===========

Basic Earnings Per Share (1) ............   $      2.92   $       .46   $       .21
                                            ===========   ===========   ===========

DILUTED EARNINGS PER SHARE:

Net Income ..............................   $11,199,000   $ 1,799,000   $   831,000
                                            ===========   ===========   ===========

Weighted Average and Dilutive Shares (1):
  Weighted average shares outstanding ...     3,828,978     3,921,138     3,937,021
  Dilutive shares .......................       311,601         3,028        61,781
                                            -----------   -----------   -----------
                                              4,140,579     3,924,166     3,998,802
                                            ===========   ===========   ===========

Diluted Earnings Per Share (1) ..........         $2.70          $.46          $.21
                                                  =====          ====          ====
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(1) Restated to reflect a one-for-five reverse stock split which became effective June 2, 1999.